SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1)       Name and Address of Reporting Person:

         Snyder, Charles J.
         FactSet Research Systems Inc.
         One Greenwich Plaza
         Greenwich, CT 06830


2)       Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc. (FDS)


3)       IRS Number of Reporting Person, if an entity (voluntary)


4)       Statement for Month/Year:

         March 2000


5)       If Amendment, Date of Original ( Month/Year):

         Not Applicable


6)       Relationship of Reporting Person to Issuer:

         (X)  Director (give title below)*    ( ) Officer        (X)  10% Owner

         ( )  Other (specify below)

         * Vice Chairman of the Board of Directors and Director


7)       Individual or Joint/Group Filing (check applicable line)

         (X)  Form filed by One Reporting Person

         ( )  Form filed by More than One Reporting Person

TABLE I -NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security            2. Transaction Date       3.   Transaction Code      4. Securities Acquired (A) or Disposed (D)

                                                           ------------------------     --------------------------------------
                                                               Code           V            Amount        (A) or (D)     Price
----------------------------     -------------------       ------------  ----------     -------------  --------------  -------
FactSet Research Systems Inc.   March 17, 2000                   S           N/A           21,700             D         $32.7414
Common Stock                    March 20, 2000                   S           N/A           23,300             D          32.5362
                                March 22, 2000                   S           N/A           55,000             D          27.3820
                                March 23, 2000                   S           N/A           27,900             D          26.4695
                                March 24, 2000                   S           N/A           14,400             D          27.8698
                                March 27, 2000                   S           N/A           17,700             D          26.50
                                March 28, 2000                   S           N/A           10,000             D          26.25
                                March 31, 2000                   S           N/A           20,000             D          26.625

FactSet Research Systems Inc.
Common Stock                    March 21, 2000                   A           N/A               96             A          31.125

5.       Amount of Securities Beneficially Owned at End of Month

         5,516,926

6.       Ownership Form:            Direct (D) or Indirect (I)

         D

7.       Nature of Indirect Beneficial Ownership

         Not Applicable

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g. , puts, calls, warrants, options, convertible securities)

1. Title of              2. Conversion or      3. Transaction     4. Transaction        5. Number of Derivative
   Derivative               Exercise Price        Date               Code                  Securities Acquired (A)
   Security                 of Derivative                                                  or Disposed (D)
                            Security
--------------           -----------------     ---------------    -------------------   ---------------------------
                                                                    Code         V           (A)           (D)
                                                                  --------   --------   -------------  ------------

6.   Date Exercisable and Expiration Date (Month/Day/Year)

     N/A

7.   Title and Amount of Underlying Securities

     N/A

8.   Price of Derivative Security

     N/A

9.   Number of Derivative securities Beneficially Owned at End of Month

     N/A

10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

     N/A

11.  Nature of Indirect Beneficial Ownership

     N/A

Explanation of Responses:


                                        Signature of Reporting Person

Dated:  April 10, 2000                  /s/ Charles J. Snyder
                                        -----------------------------
                                        Charles J. Snyder